Exhibit 10.32

ASSET PURCHASE AGREEMENT

between

VARITEK INDUSTRIES, INC.

as Buyer

and

CISLUNAR NETWORKS CORP.

as Seller

September     , 2003

i

ARTICLE VI INDEMNIFICATION		14

6.1	Survival	14
6.2	Indemnification by Seller	14
6.3	Indemnification by Buyer	15
6.4	Limitation	15
6.5	Procedure for Indemnification	15
6.6	Payment of Losses	17
6.7	ACKNOWLEDGMENT REGARDING NEGLIGENCE	17

ARTICLE VII ARBITRATION		17

7.1	Scope	17
7.2	Arbitrators	17
7.3	Applicable Rules	18

ARTICLE VIII MISCELLANEOUS		18

8.1	Remedies Not Exclusive	18
8.2	Parties Bound	19
8.3	Notices	19
8.4	Choice of Law	19
8.5	Entire Agreement; Amendments and Waivers	20
8.6	Assignment	20
8.7	Attorneys’ Fees	20
8.8	Expenses	20
8.9	No Tax Representations	20
8.10	Multiple Counterparts	20
8.11	Headings, Gender and Number	21
8.12	Severability	21
8.13	“Knowledge,” Etc	21

ARTICLE IX DEFINITIONS		21

9.1	Defined Terms	21

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated and effective as of September     , 2003 (the “Effective Date”), is by and between Cislunar Networks Corp., a Delaware corporation (“Seller”), and Varitek Industries, Inc., a Texas corporation (“Buyer”) (Seller and Buyer are individually referred to herein as a “Party” and collectively referred to herein as the “Parties”). Capitalized terms used in this Agreement have the meanings set forth in Article IX of this Agreement.

W I T N E S S E T H:

WHEREAS, Buyer and Seller have entered into that certain Loan Agreement between Buyer as lender and Seller as borrower dated February 11, 2003 (the “Loan Agreement”), pursuant to which Buyer made a term loan to Seller in the aggregate amount of $389,674.62 (the “Loan”) on and subject to the terms and conditions set forth in the Loan Agreement; and

WHEREAS, in connection with the Loan Agreement, Buyer and Seller entered into that certain letter agreement by and between Buyer and Seller dated February 11, 2003 (the “Letter Agreement”), pursuant to which Seller granted to Buyer an option (the “Option”) to purchase the assets set forth on Exhibit A to the Letter Agreement (the “Optioned Assets”), which assets constitute substantially all of the assets of Seller, within six (6) months after the date of the Letter Agreement for a purchase price of $389,674.62, less all amounts outstanding on the Loan (including principal and interest) at the time of such purchase (the “Outstanding Loan Amount”); and

WHEREAS, Buyer now desires to exercise the Option and purchase some but not all of the Optioned Assets, but with no corresponding reduction of the purchase price set forth in the Letter Agreement, on the terms and conditions set forth in this Agreement; and

WHEREAS, Seller desires to sell such Optioned Assets to Buyer for such purchase price, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

ASSET PURCHASE

1.1 Purchase and Sale. On and subject to the terms and conditions contained in this Agreement, the Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase, accept and receive from the Seller, in exchange for the aggregate consideration set forth in Section 1.3 hereof, all of the Seller’s right, title and interest in and to the assets listed and described on Schedule 1.1 attached hereto (the “Purchased Assets”). Seller shall retain all of Seller’s right, title and interest in an to all of Seller’s other assets (the “Retained Assets”).

1.2 No Assumed Liabilities. The Parties hereby expressly acknowledge and agree that Buyer is not assuming or otherwise agreeing to be responsible for any of Seller’s Liabilities, and Seller is and shall remain solely liable and responsible for all of Seller’s Liabilities.

1.3 Consideration. Buyer and Seller each acknowledge and agree that the Outstanding Loan Amount as of the Closing will exceed $389,674.62. Accordingly, subject to the terms and conditions set forth herein and in reliance upon the representations, warranties and covenants set forth herein, Buyer shall, as full consideration for the Purchased Assets, cancel the Term Note and deliver same to Seller at the Closing, and the occurrence of the Closing and the consummation of the transactions contemplated by this Agreement shall be in full and complete satisfaction of Seller’s Obligations under the Loan Agreement.

1.4 Tax Allocation of Purchase Price. For federal and state income Tax purposes, the Outstanding Loan Amount shall be deemed to be the purchase price and shall be allocated among the Purchased Assets as agreed by the Parties following the Closing. The Parties shall use such allocation in all reports, statements and Tax Returns filed with any taxing authority.

1.5 Transfer Taxes; Personal Property and Ad Valorem Taxes.

(a) Each Party shall be responsible for and pay all excise, sales, value added, use, registration, stamp, transfer and similar Taxes, levies, charges and fees incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”), to the extent such items are imposed upon such Party by applicable law. To the extent that applicable law does not impose liability for such items on one Party or the other, Buyer shall be responsible for and pay such items of the Transfer Tax. Seller or Buyer, as the case may be, shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax (subject to reimbursement for the other Party’s share thereof, if applicable), provided that where such return or other documentation is required to be filed on a joint basis, the Parties shall cooperate in the timely preparation and filing thereof. The Parties hereto shall cooperate in providing the information required by any returns or other documentation relating to Transfer Taxes.

(b) All personal property and ad valorem Taxes levied or imposed upon the Purchased Assets by any Governmental Authority for the taxable period beginning before and ending after the Closing Date shall be apportioned or prorated on a per diem basis between Seller and Buyer as of 11:59 p.m., Houston, Texas time, on the day before the Closing Date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made as soon as reasonably practicable following receipt by Seller or Buyer of a statement or invoice for such Taxes from the applicable Governmental Authority. Each Party shall promptly provide the other a copy of all such statements or invoices such Party receives. Seller shall, within five (5) Business Days after receipt of such a statement or invoice from a Governmental Authority or a copy of such a statement or invoice from Buyer, pay Seller’s prorata portion of such Taxes (as determined in accordance with this Section 1.5(b)) to Buyer. Buyer shall then promptly pay Seller’s prorata portion and Buyer’s prorata portion of such Taxes to the applicable Governmental Authority.

ARTICLE II

CLOSING DELIVERABLES

2.1 Seller’s Closing Deliverables. At the Closing, Seller shall deliver to Buyer each of the following:

(a) Copies, certified by Seller’s secretary, of (i) Seller’s certificate of incorporation and (ii) Seller’s bylaws;

(b) A copy, certified by Seller’s secretary, of the resolutions adopted by Seller’s board of directors and approved by Seller’s shareholders authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

(c) Possession of the Purchased Assets;

(d) An Assignment and Bill of Sale for the Purchased Assets from Seller substantially in the form attached hereto as Exhibit A;

(e) Patent, trademark and copyright assignments, and all other asset-specific transfer documents required or reasonably requested by Buyer to transfer or evidence the transfer of various assets included in the Purchased Assets;

(f) Evidence of releases of all Encumbrances of any kind or character on the Purchased Assets, other than those in favor of Buyer securing the Obligations;

(g) Evidence, satisfactory to Buyer in Buyer’s reasonable judgment, that Seller has obtained all approvals, clearances, consents, authorizations or waivers from all applicable Governmental Authorities necessary to properly and validly transfer the FCC Licenses to Buyer;

(h) Any third party consents required for the consummation of the transactions contemplated hereby, or required to prevent such transactions from constituting a breach of or a default under or grounds for a termination or alteration of any agreement to which Seller is a party or by which Seller is bound or affected or to which any of the Purchased Assets is subject;

(i) The Varitek Ground Lease required by Section 5.1 of this Agreement, executed by Sullivan as lessor;

(j) Evidence, satisfactory to Buyer in the exercise of Buyer’s reasonable judgment, of the amendment of the Cislunar Ground Lease, effective as of the Closing;

(k) The Varitek Office Sublease required by Section 5.2 of this Agreement, executed by Niobrara as sublessor;

(l) Evidence, satisfactory to Buyer in the exercise of Buyer’s reasonable judgment, of the consent of Sullivan and Ed Wade, as Lessors under the Niobrara Office Lease, to the execution and delivery of the Varitek Office Sublease; and

(m) Such other certificates, documents, instruments and evidences as Buyer may reasonably request.

2.2 Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver to Seller each of the following:

(a) A certificate, executed by Buyer’s secretary, certifying the resolutions adopted by Buyer’s board of directors approving the execution of this Agreement and the consummation of the transactions contemplated hereby;

(b) The Term Note;

(c) Such documents and instruments as are necessary to release all Encumbrances on the Purchased Assets and the Retained Assets in favor of Buyer; and

(d) The License Agreement required by Section 5.3 of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

The following representations and warranties are made by Seller to Buyer:

3.1 Corporate Organization and Power. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the full power (corporate or otherwise), authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform and observe the terms and provisions thereof and (c) is licensed and qualified to do business as a foreign corporation in each jurisdiction in which the character of Seller’s properties, owned or leased, or the nature of its activities makes such qualification or license necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

3.2 Litigation; Government Regulation. There are no judgments, injunctions or similar orders or decrees and no Actions, suits, investigations or proceedings (arbitration or otherwise) pending (pursuant to which Seller has been served) or, to the knowledge of Seller, threatened against or affecting Seller that is reasonably likely to have a Material Adverse Effect, or that question the validity of this Agreement or any of the other Transaction Documents, at law or in equity before any court, arbitrator or Governmental Authority. To Seller’s knowledge, there are no, and have not been any, facts conditions or incidents that may result in any such Actions, suits, investigations or proceedings. Seller is not in violation of or in default under any Requirement of Law where such violation could reasonably be expected to have a Material Adverse Effect.

3.3 Approvals. There is no legal impediment to the execution and delivery of this Agreement or the other Transaction Documents by Seller or to the consummation of the transactions contemplated hereby or thereby, and, except as set forth on Schedule 3.3 attached hereto, no filing or registration with, or authorization, consent or approval of, a Governmental Authority, stockholders or any other third party is necessary for the consummation by Seller of the transactions contemplated hereby or thereby, other than those which, if not made or obtained, would not, in the aggregate, have a Material Adverse Effect.

3.4 Subsidiaries. Seller has no subsidiaries.

3.5 Licenses, Permits, Authorizations, Etc.

(a) Seller holds all material approvals, authorizations, consents, licenses (including, without limitation, the FCC Licenses), orders, franchises, rights, registrations and permits of any type required to operate the business and operations of Seller as presently conducted. The execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any revocation, cancellation, suspension or modification of any such material approval, authorization, consent, license, order, franchise, right, registration or permit.

(b) Each of the FCC Licenses is validly issued in the name of Seller, is in full force and effect, has been granted by Final Order and will remain in full force and effect until the date set forth in such FCC License. Except for proceedings effecting the communications services industry generally, there is not pending, nor to Seller’s knowledge, threatened against Seller or any of the FCC Licenses, nor is Seller aware of any basis for, any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority which questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any of the FCC Licenses, which seeks the imposition of any modification or amendment with respect thereto, or seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the FCC Licenses. None of the FCC Licenses is subject to any conditions other than those appearing on the face of the respective FCC Licenses and those imposed by the FCC.

3.6 Enforceability of Transaction Documents; Compliance with Other Instruments. Each of the Transaction Documents to which Seller is a party has been duly authorized by all necessary corporate action on the part of Seller, has been (or as of the Closing, will be) validly executed and delivered by Seller and is (and as of the Closing, will be) the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor’s rights generally or by general principles of equity. Seller is not in default with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which it is a party or by which it, or any of its property, is bound except where such default would not have a Material Adverse Effect. Neither the execution, delivery or performance of the Transaction Documents by Seller, nor compliance by Seller therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) any Requirement of Law or (ii) any written or oral agreement or instrument to which Seller is a party or by which it, or any of its property, is bound, except where such conflict, breach or default would not have a Material Adverse Effect, or (b) results or will result in the creation or imposition of any Encumbrance upon the properties of Seller pursuant to any such agreement or instrument.

3.7 Event of Default. No Default or Event of Default has occurred and is continuing.

3.8 Full Disclosure; Undisclosed Liabilities. To Seller’s knowledge, there is no fact related to the business or operations of Seller that Seller has not disclosed to Buyer that may reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.8 attached hereto, Seller does not have any Liability, individually or in the aggregate, in excess of $10,000, and there is no basis for any present or future Action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability.

3.9 Title; Condition of Purchased Assets.

(a) Seller has good and marketable title to the Purchased Assets free and clear of all Encumbrances other than those in favor of Buyer securing the Obligations, and no financing statement or other record of a security interest or other Encumbrance that names Seller as debtor has been filed and is still in effect or has been authorized to be filed, other than financing statements that name Buyer as secured party.

(b) Except as noted on Schedule 1.1 attached hereto, each of the tangible Purchased Assets conforms to all applicable laws, ordinances and regulations, is in good working condition and repair (normal wear and tear excepted), with no material defects, with no need for maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and is fully suitable for the uses for which it is intended.

(c) At the Closing, Seller will convey to Buyer, and Buyer will acquire from Seller, all of the Purchased Assets free and clear of any and all Encumbrances.

3.10 Compliance with Laws; FCC Matters. Seller has duly complied with, and its business, operations and leaseholds are in compliance in all material respects with, all material Requirements of Law. Without limiting the generality of the foregoing, Seller has duly and timely filed with the FCC and all other Governmental Authorities all reports, statements, registrations, filings, submissions, notices, applications (including without limitation applications for renewal) and other documents with respect to the business and operations of Seller (including without limitation Seller’s ownership of the FCC Licenses) as required by, and in accordance with, applicable Requirements of Law. Seller has duly and timely paid to the FCC and all other Governmental Authorities all fees associated with any such filings. Seller has duly and timely paid all periodic regulatory fees to the FCC and all other Governmental Authorities in accordance with applicable Requirements of Law. Seller is in material compliance with all terms and conditions of, and all obligations under, the FCC Licenses.

3.11 Hazardous Waste and Substances.

(a) To Seller’s best knowledge after reasonable investigation by Seller, neither the operations of Seller nor the use of its assets violates any applicable federal, state or local law, statute, ordinance, rule, regulation, memorandum of understanding, order or notice requirement pertaining to the use, generation, collection, transportation, storage, treatment, discharge, release or disposal of hazardous or non-hazardous waste or substances which violation could reasonably be expected to have a Material Adverse Effect, including without limitation

(i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), as amended from time to time on or before the Closing Date (“CERCLA”) (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and all regulations promulgated under CERCLA on or before the Closing Date, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), as amended from time to time (“RCRA”) on or before the Closing Date, and all regulations promulgated under RCRA, and (iii) any other applicable federal, state or local laws or regulations relating to the environment in effect on the Closing Date (collectively, the “Applicable Environmental Laws”).

(b) To Seller’s best knowledge after reasonable investigation by Seller, none of the operations of Seller has ever been conducted nor have any of its assets been used in such a manner as to constitute a violation of any of the Applicable Environmental Laws, or otherwise to create any liability under or relating to any Applicable Environmental Laws, which violation or liability would have a Material Adverse Effect. No notice has been served on Seller by any person or Governmental Authority regarding any existing, pending or threatened investigation or inquiry related to violations or liabilities under any Applicable Environmental Law, or regarding any claims for corrective action, remedial obligations or contribution for removal costs or damages under any Applicable Environmental Law or regarding the designation of Seller or any of its Affiliates as a potentially responsible party for any facility under the Applicable Environmental Laws which would have a Material Adverse Effect, nor does any fact or circumstance exist which, if disclosed publicly, could reasonably be expected to result in the service on Seller of any such notice.

(c) To Seller’s best knowledge after reasonable investigation by Seller, there has been no action taken, or omitted to be taken, by Seller which has caused, or could reasonably be expected to cause, a “release” of any “hazardous substance” at any “facility,” which “release” could reasonably be expected to have a Material Adverse Effect; without limiting the meaning of those terms, those terms shall include the meaning of those terms as defined in all Applicable Environmental Laws.

3.12 Absence of Changes or Events. Except as set forth on Schedule 3.12 attached hereto, since February 11, 2003 Seller has not:

(i) Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or might have a Material Adverse Effect;

(ii) Pledged or subjected any of the Purchased Assets to any material Encumbrance or permitted any of the Purchased Assets to become subject to any material Encumbrance;

(iii) Sold, transferred, leased to others or otherwise disposed of any of the Purchased Assets or any interest therein;

(iv) Suffered any event or events, whether individually or in the aggregate, that has had or could be reasonably expected to have a Material Adverse Effect; or

(v) Entered into any agreement or made any commitment to take any of the actions described in Subsections (i) through (iv) inclusive of this Section 3.12.

3.13 Patent Assets and Intellectual Property Assets.

(a) Each of the Patent Assets and the Intellectual Property Assets is subsisting and has not been adjudged invalid or unenforceable, in whole or in part.

(b) To the best of Seller’s knowledge, each of the Patent Assets and the Intellectual Property Assets is valid and enforceable, and no administrative or court decisions have issued limiting the literal or equivalent scope of any of the Patent Assets or limiting the scope of any of the Intellectual Property Assets.

(c) To the best of Seller’s knowledge, no claim has been made that any of the Patent Assets or the Intellectual Property Assets or the use or practice thereof, in whole or any part, does or may violate or Infringe any rights of any third party, misappropriate any property or interest of any third party or constitute unfair competition with any third party, and there is no basis for any such claim.

(d) To the best of Seller’s knowledge, there is no unauthorized use by any third party or Infringement or misappropriation of any of the Patent Assets or Intellectual Property Assets.

(e) Except for the Intellectual Property Assets in which Seller has acquired its rights, title and interest pursuant to licenses as set forth in Section C(3) of Schedule 1.1 and disclosed to Buyer as required by Section 3.13(h) below, Seller is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Patent Assets and the Intellectual Property Assets (including all distinct exclusive rights therein), free and clear of any and all Encumbrances, including, without limitation, free and clear of pledges, assignments, grants, licenses, user agreements, shop rights and covenants by Seller not to sue third Persons, except for the pledge, security interest and assignment created by the Loan Agreement and the Security Agreement.

(f) All of the patents and patent applications of Seller are listed in Section B of Schedule 1.1. Seller has delivered to Buyer true, complete and accurate copies of all documents in Seller’s or Seller’s counsel’s possession that relate to the prosecution of each such patent and patent application.

(g) Each of the Patent Assets listed in Section B(1) of Schedule 1.1 has been duly issued. Each of the Patent Assets is current and in good standing, all maintenance, renewal or other fees currently due in connection with each of the Patent Assets has been paid and all necessary documents, recordations and certificates in connection therewith have been filed for the purposes of maintaining such Patent Assets in full force and effect. Seller has used proper statutory notice in connection with its use of the Patent Assets and the Intellectual Property Assets. Seller has taken all other necessary and reasonably appropriate action to maintain and protect its right, title and interest in and to the Patent Assets and the Intellectual Property Assets and its rights, powers, privileges and immunities thereunder, except where the failure to take such action would not have a Material Adverse Effect.

(h) As necessary to identify the following, Schedule 1.1 sets forth a true, accurate, and complete list and description (i) in Section C(1) thereof, all material works of authorship of Seller; (ii) in Section C(2) thereof, all material trade secrets of Seller that are part of the Purchased Assets; and (iii) in Section C(3) thereof, all material licenses to which Seller is a party and under which it acquires any right, power, privilege, or immunity with respect to any intellectual property of a third party. For any of the foregoing that is the subject of an application, registration or other filing with any Governmental Authority, the applicable Governmental Authority and its applicable file number or other identifier for such filing is identified in such Section of Schedule 1.1. Seller has delivered to Buyer true, complete, and accurate copies of all documents relating to the foregoing and has provided descriptions relating to the foregoing sufficient to allow Buyer to fully evaluate the foregoing.

(i) The execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any abandonment, revocation, cancellation, suspension, termination or modification of any of the rights, powers, privileges and immunities of Seller in or with respect to any of the Patent Assets or Intellectual Property Assets (other than to transfer all of same intact to Buyer), or constitute a breach or other condition that will or with the passage of time will permit any third-party to cause the revocation, cancellation, suspension, termination or modification of any such rights, powers, privileges and immunities.

(j) Each component of the software listed in Section C(1) of Schedule 1.1 will function in all material respects in accordance with the applicable specifications for such component, which Seller has provided to Buyer in accordance with Section 3.13(h).

(k) Other than the Patent Assets and Intellectual Property Assets conveyed to Buyer under this Agreement, no intellectual property or other proprietary rights or interests are or will be required by Buyer to make, use, sell, offer for sale, import or operate (i) any Moonbeamer Satellite Router in the ordinary and intended manner or in any reasonably foreseeable alternative or equivalent manner, or (ii) any invention claimed in any Patent Asset in accordance with any embodiment of such invention set forth in such Patent Asset.

3.14 Brokers. All negotiations relating to the Transaction Documents and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation.

3.15 Disclosure. No representation, warranty or statement made by Seller in this Agreement or any of the Exhibits or Schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to Buyer in accordance with this Agreement or the other Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Seller does not know of any fact or condition that materially adversely affects, or in the future may materially adversely affect, the condition, properties, assets, liabilities, business, operations or prospects of Seller that has not been set forth herein or in any Schedule hereto.

ARTICLE IV

REPRESENTATIONS OF BUYER

The following representations and warranties are made by Buyer to Seller:

4.1 Corporate Organization and Power. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and (b) has the full power (corporate or otherwise), authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform and observe the terms and provisions thereof.

4.2 Approvals. There is no legal impediment to the execution and delivery of this Agreement or the other Transaction Documents by Buyer or to the consummation of the transactions contemplated hereby or thereby, and, except as set forth on Schedule 4.2 attached hereto, no filing or registration with, or authorization, consent or approval of, a Governmental Authority, stockholders or any other third party is necessary for the consummation by Buyer of the transactions contemplated hereby or thereby, other than such filings, registrations, authorizations, consents or approvals which, if not made or obtained, would not, in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.3 Enforceability of Transaction Documents. Each of the Transaction Documents to which Buyer is a party has been duly authorized by all necessary corporate action on the part of Buyer, has been validly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor’s rights generally or by general principles of equity.

4.4 Brokers. All negotiations relating to the Transaction Documents and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Buyer in such manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation.

ARTICLE V

COVENANTS

5.1 Varitek Ground Lease. Seller shall use its best efforts to amend that certain Lease Agreement dated January 1, 2000, by and between Sullivan as “Lessor” and Seller as “Lessee” (as amended, the “Cislunar Ground Lease”) to provide that Seller’s use of the Leased Property (as defined in the Cislunar Ground Lease) is non-exclusive effective as of the Closing. Seller shall further use its best efforts to cause Sullivan to enter into a lease agreement with Buyer substantially in the form attached hereto as Exhibit B (the “Varitek Ground Lease”), effective as of the Closing, pursuant to which Sullivan leases to Buyer a portion of the leased property described in Section 1 of the Cislunar Ground Lease, on the terms and conditions set forth in the Varitek Ground Lease.

5.2 Varitek Office Sublease. Seller shall use its best efforts to cause Niobrara Research and Development Corporation (“Niobrara”) to enter into a sublease agreement as

“Sublessor” with Buyer as “Sublessee” substantially in the form attached hereto as Exhibit C (the “Varitek Office Sublease”), effective as of the Closing, pursuant to which Niobrara subleases to Buyer office space in the “leased premises” described in Section 2 of that certain Lease Agreement dated January 1, 2001, by and between Sullivan and Ed Wade as “Lessor” and Niobrara as “Lessee” (as amended, the “Niobrara Office Lease”) on the terms and conditions set forth in the Varitek Office Sublease. Seller will use its best efforts to cause Ed Wade to, consent to the Varitek Office Sublease, as required under Section 9 of the Niobrara Office Lease.

5.3 License Agreement. At the Closing, Buyer shall enter into a license agreement with Seller substantially in the form attached hereto as Exhibit D (the “License Agreement”) pursuant to which Buyer will grant to Seller a non-exclusive, non-transferable license to use certain of the Intellectual Property Assets solely in connection with the provision of service by Seller to any of Seller’s customers listed on Schedule 5.4 attached hereto and their respective Affiliates (but only to such Persons) in the conduct of Seller’s business and operations in the ordinary course and consistent with Seller’s past practices.

5.4 Moonbeamer Satellite Router and Related Technology and Know-how.

(a) Buyer and Seller each hereby expressly acknowledges and agrees that the Purchased Assets include, among other assets, all of Seller’s right, title and interest in and to all of the technology, know-how, information and other intellectual property, whether patented, patentable, copyrighted, copyrightable, confidential or otherwise, embodied in a Moonbeamer Satellite Router in the ordinary and intended manner or in any reasonably foreseeable alternative or equivalent manner (collectively, the “Moonbeamer Technology”), and that from and after the Closing, Buyer shall be the sole owner of all of the Moonbeamer Technology and shall have the sole and exclusive right to manufacture, produce, import, market, sell, develop and otherwise use and exploit the Moonbeamer Satellite Router, the Moonbeamer Technology and all other related technology, know-how and information.

(b) Notwithstanding the provisions of Section 5.4(a) above, Buyer hereby agrees to sell to Seller all Moonbeamer Satellite Routers that Seller may reasonably require (upon sixty (60) days prior written notice of such requirements from Seller to Buyer) solely for Seller to service the current and future requirements of those of Seller’s current customers set forth on Schedule 5.4 attached hereto and their respective Affiliates for any of the services currently offered by Seller as of the Effective Date and solely for the use of such services and Moonbeamer Satellite Routers by such customers and their respective Affiliates within the Field. The price for such Moonbeamer Satellite Routers shall be negotiated by Buyer and Seller but in no event shall exceed one hundred fifty percent (150%) of Buyer’s cost.

(c) Seller hereby expressly acknowledges and agrees that Seller shall have no right to purchase, and Buyer may refuse to sell, any Moonbeamer Satellite Routers pursuant to this Section 5.4, if such Moonbeamer Satellite Routers are:

(i) for sale, lease, transfer or other disposition to, or use by or on behalf of, any Person other than the current customers of Seller set forth on Schedule 5.4 attached hereto and their respective Affiliates;

(ii) for any purpose other than solely to service the current and future requirements of such Seller customers and their respective Affiliates for any of the services currently offered by Seller as of the Effective Date; or

(iii) for any use not solely within the Field.

Seller hereby expressly agrees not to purchase or attempt to purchase, use or attempt to use, or permit the use or attempted use of, any Moonbeamer Satellite Routers for any other Person, purpose or use.

(d) Buyer and Seller each hereby expressly acknowledges and agrees that Buyer’s obligation to sell Moonbeamer Satellite Routers to Seller and Seller’s right to purchase Moonbeamer Satellite Routers from Buyer pursuant to this Section 5.4 shall immediately terminate and be of no further force or effect upon the earliest to occur of: (i) a Seller Bankruptcy Event; (ii) the dissolution of Seller; (iii) the breach by Seller (as determined in Buyer’s reasonable judgment) of the limitations on Seller’s right to purchase or use Moonbeamer Satellite Routers set forth in this Section 5.4; (iv) the failure of Seller to pay the full purchase price of any Moonbeamer Satellite Router upon delivery of such Moonbeamer Satellite Router to Seller; (v) the sale or other transfer of all or any material portion of Buyer’s right, title or interest in and to any of the Moonbeamer Technology to any Person other than an Affiliate of Buyer; and (vi) the election by Buyer to cease production of Moonbeamer Satellite Routers.

(e) In the event that Buyer’s obligation to sell Moonbeamer Satellite Routers to Seller and Seller’s right to purchase Moonbeamer Satellite Routers from Buyer pursuant to this Section 5.4 terminates pursuant to Section 5.4(d)(vi) above, Buyer will enter into a license agreement with Seller pursuant to which Buyer will grant a non-exclusive, non-transferable license to Seller to use such of the Moonbeamer Technology as is reasonably required in order to manufacture Moonbeamer Satellite Routers solely for the purpose of permitting Seller to manufacture additional Moonbeamer Satellite Routers as reasonably required by Seller solely to service the then-current and future requirements of those of Seller’s current customers set forth on Schedule 5.4 attached hereto and their respective Affiliates for any of the services currently offered by Seller as of the Effective Date and use thereof within the Field. The terms of such license shall be as mutually agreed upon by Buyer and Seller if and when such license becomes necessary pursuant to this Section 5.4(e) and shall include, without limitation, such confidentiality and other protective provisions and limitations as Buyer, in the exercise of Buyer’s reasonable judgment, deems necessary in order to protect its rights in and to the Moonbeamer Technology.

(f) Except as provided in Section 5.4(g), Buyer and Seller each hereby expressly acknowledges and agrees that all of Seller’s rights pursuant to this Section 5.4 are personal to Seller and may not be assigned or otherwise transferred, voluntarily or involuntarily, to any other Person without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion, and any assignment or other transfer or attempted assignment or transfer of any of such rights in violation of this Section 5.4(f) shall be void.

(g) As a limited exception to Section 5.4(f), Seller may assign to Siricomm, Inc. (“Siricomm”), a Delaware corporation with offices located at 2900 Davis Boulevard, Suite 130, Joplin, Missouri 64804, Seller’s rights under this Section 5.4 relating to the business of Siricomm, subject to each of the following conditions:

(i) Such rights shall be further restricted, and the terms and conditions of this Section 5.4 shall be applied with respect thereto, by limiting the Field to mean data broadcasting, private networking and Internet access services involving satellite transmission of data using the TCP/IP communications protocol (A) to the kind and quality of such services acquired by Siricomm and its Affiliates from Seller as of the Effective Date, (B) to the application and use of such services by Siricomm and its Affiliates as of the Effective Date within the particular product and service (but not geographic) markets in which Siricomm and its Affiliates currently use such services, and (C) to the conduct of the business and operations of Siricomm and its Affiliates in the ordinary course and consistent with the past practices of Siricomm and its Affiliates as of the Effective Date;

(ii) Any rights assigned to Siricomm under this Section 5.4(g) shall terminate immediately upon the occurrence of any Seller Bankruptcy Event or any other liquidation or dissolution of Seller occurring on or before March 31, 2004;

(iii) Prior to the effectiveness of any such assignment, Siricomm shall have agreed in a writing delivered to Buyer to be bound by the terms and conditions of this Section 5.4 and the terms and conditions of this Agreement necessary to construe and apply this Section 5.4 with respect to Siricomm the same as if Siricomm were itself “Seller” hereunder. Such agreement shall be in form and substance acceptable to Buyer in Buyer’s reasonable commercial discretion and shall provide Buyer with the right to directly enforce Siricomm’s compliance with the terms and conditions of this Section 5.4; and

(iv) Any assignment pursuant to this Section 5.4(g) shall not operate to release Seller from compliance with any term or condition of this Agreement or constitute a waiver or acquiescence by Buyer to any failure of Seller to comply with the terms or conditions of this Agreement.

(h) Notwithstanding any other provision of this Section 5.4, Seller shall have no obligation to purchase any Moonbeamer Satellite Routers pursuant to this Section 5.4.

5.5 Purchased Assets Requiring Consent to Transfer. To the extent that the assignment and transfer of any of the Purchased Assets, including, without limitation, the FCC Licenses and the licenses described in Section C(3) of Schedule 1.1 attached hereto, is not permitted without the consent of a Person not a Party to this Agreement, the assignment and transfer of such Purchased Assets shall not occur until such time as such consent has been obtained; provided, however, that in the meantime, Seller shall cooperate with Buyer in any and all reasonable arrangements requested by Buyer designed to provide Buyer with all of the benefits of such Purchased Assets as if such consent had been obtained and such Purchased Assets had been assigned and transferred to Buyer as of the Closing; and provided further that Seller shall use its best efforts to obtain all such consents prior to the Closing and shall continue to use its best efforts to obtain as soon after the Closing as possible all such consents that have not been obtained as of the Closing. Nothing in this Section 5.5 shall excuse Seller from responsibility for any of Seller’s representations, warranties, covenants or agreements under this Agreement.

5.6 Commercially Reasonable Efforts. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

5.7 Further Assurances. Subsequent to the Closing, Seller, without the necessity of any further consideration whatsoever, will execute and deliver such further instruments and take such additional actions as Buyer may reasonably request to implement more effectively the conveyance and transfer of the Purchased Assets hereunder or otherwise to confirm or further evidence the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1 Survival. All representations, warranties, covenants, agreements, obligations and undertakings contained in this Agreement and in any other Transaction Document shall be deemed to be material and to have been relied upon by the Parties hereto. All representations, warranties, covenants, agreements, obligations and undertakings contained in this Agreement and in any other Transaction Document shall survive the Closing without limitation.

6.2 Indemnification by Seller. Subject to the limitations on indemnification set forth in Section 6.4, Seller shall indemnify, defend and hold harmless Buyer and each of Buyer’s officers, directors, shareholders, employees, agents and representatives (each a “Buyer Indemnitee”) against any and all Damages which such Buyer Indemnitee may suffer, sustain or become subject to arising out of or related to:

(a) any misrepresentation in or breach of any representation or warranty of Seller or the failure of Seller to perform any of its covenants, agreements, obligations or undertakings contained in this Agreement or any other Transaction Document or in any Exhibit, Schedule, certificate or other instrument or document furnished or to be furnished by Seller pursuant to this Agreement;

(b) the business or operations of Seller, including, but not limited to, any and all Liabilities of Seller;

(c) any Infringement arising out of or related to any of the Purchased Assets as in existence on or before the Closing Date or use of any of the Purchased Assets in any manner employed by Seller on or before the Closing Date;

(d) the presence or release of any hazardous substances on any property owned or operated by Seller, and any other acts or omissions by Seller giving rise to Liabilities under any current or future Applicable Environmental Laws (as those may be amended from time to time) or otherwise relating to hazardous materials, hazardous substances, or hazardous wastes;

(e) the use or ownership of any of the Purchased Assets by Seller on or before the Closing Date; or

(f) the use or ownership of any of the Retained Assets at any time.

6.3 Indemnification by Buyer. Subject to the limitations on indemnification set forth in Section 6.4, Buyer shall indemnify, defend and hold harmless Seller and each of Seller’s officers, directors, shareholders, employees, agents and representatives (each a “Seller Indemnitee”) against any and all Damages which such Seller Indemnitee may suffer, sustain or become subject to arising out of or related to:

(a) any misrepresentation in or breach of any representation or warranty of Buyer or the failure of Buyer to perform any of its covenants, agreements, obligations or undertakings contained in this Agreement or any other Transaction Document or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by Buyer pursuant to this Agreement; or

(b) the use or ownership of any of the Purchased Assets by Seller after the Closing Date.

6.4 Limitation. Each of Seller’s and Buyer’s respective indemnification obligations under this Article VI shall terminate and be of no further force or effect upon the expiration of one (1) year after the Closing Date; provided, however, that if a claim for indemnification has been made against Seller or Buyer prior to the expiration of such one-year period and in accordance with the provisions of this Article VI, such Party’s indemnification obligations pursuant to this Article VI shall survive with respect to such claim until such claim has been finally resolved.

6.5 Procedure for Indemnification.

(a) In the event that any claim, demand or Action for which a Party (an “Indemnifying Party”), would be liable to the another Person under Sections 6.2 or 6.3 (an “Indemnified Person”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall, with reasonable promptness, notify the Indemnifying Party of such claim, demand or Action, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent the Indemnifying Party demonstrates that the defense of such claim, demand or Action is materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the above notice from the Indemnified Party (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim, demand or Action; provided, however, that the Indemnified Party is hereby authorized to file, prior to and during the Notice Period, any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim, demand or Action, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim, demand or Action (or fails to give notice to the Indemnified Party prior to the expiration of the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim, demand or Action with counsel of its own choice, at the expense of the Indemnifying Party. If the claim, demand or Action is asserted against both the Indemnifying Party and the Indemnified Party, and, based on the advice of counsel reasonably satisfactory to the Indemnifying Party, it is determined that there is or may be a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties there may actually be. If the Indemnifying Party elects to assume the defense of such claim, demand or Action, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed).

(b) Notwithstanding the provisions of Section 6.5(a) or any other provision of this Agreement, Seller shall have the right to assume the defense of any claim, demand or Action to which Section 6.2 applies, if but only if, prior to the expiration of the Notice Period, Seller (i) confirms in writing to the applicable Buyer Indemnitee(s) Seller’s obligation to hold such Buyer Indemnitee(s) harmless and to indemnify such Buyer Indemnitee(s) from and against such claim, demand or Action and any Damages such Buyer Indemnitee(s) may suffer, sustain or become subject to arising out of or related thereto; (ii) furnishes adequate (in the reasonable discretion of such Buyer Indemnitee(s)) financial assurances to such Buyer Indemnitee(s) of Seller’s ability to hold such Buyer Indemnitee(s) harmless and to indemnify such Buyer Indemnitee(s) from and against such claim, demand or Action and any Damages such Buyer Indemnitee(s) may suffer, sustain or become subject to arising out of or related thereto; and (iii) diligently defends such claim, demand or Action with counsel satisfactory to such Buyer Indemnitee(s) in such Buyer Indemnitee’s reasonable judgment.

(c) If requested by the Indemnifying Party, the Indemnified Person agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim, demand or Action, or any cross-complaint against any Person asserting the claim, demand or Action, or any cross-complaint against any other Person and further agrees to take such other action as may be reasonably requested by the Indemnifying Party to reduce or eliminate any Damages for which the Indemnifying Party would have responsibility, but the Indemnifying Party shall reimburse the Indemnified Person for any expenses incurred by the Indemnified Person in so cooperating or acting at the request of the Indemnifying Party.

(d) The Indemnified Person agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any claim, demand or Action against the Indemnified Person or conferences with representatives of or counsel for such Persons.

6.6 Payment of Losses. Except as specifically set forth in any other Section of this Agreement with respect to payment of losses, which Section shall govern payment of losses with respect to matters set forth therein, the Indemnifying Party shall pay to the Indemnified Person in cash the amount of any Damages to which the Indemnified Person may become entitled by reason of the provisions of this Article VI, such payment to be made within thirty (30) days after any such amount of Damages is finally determined either pursuant to mutual agreement of the Indemnifying Party and the Indemnified Person, pursuant to the dispute resolution provisions set forth in Article VII or pursuant to a final, nonappealable, binding judgment of a court of competent jurisdiction.

6.7 ACKNOWLEDGMENT REGARDING NEGLIGENCE. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE VI, EACH OF THE PARTIES HEREBY ACKNOWLEDGES AND AGREES THAT THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE VI SHALL APPLY EVEN WHERE THE DAMAGES FOR WHICH AN INDEMNIFIED PERSON SEEKS INDEMNIFICATION RESULT FROM THE GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE (BUT NOT SOLE) NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF AN INDEMNIFIED PERSON; PROVIDED, HOWEVER, THAT THE INDEMNIFYING PARTY SHALL NOT BE LIABLE OR RESPONSIBLE FOR SUCH DAMAGES TO THE EXTENT THEY ARE THE RESULT OF THE GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF AN INDEMNIFIED PERSON. THE PARTIES HEREBY FURTHER ACKNOWLEDGE AND AGREE THAT THIS SECTION 6.7 CONSTITUTES A CONSPICUOUS LEGEND.

ARTICLE VII

ARBITRATION

7.1 Scope. The Parties hereto agree that any claim, controversy, dispute or disagreement between or the Parties arising out of or related to any Transaction Document (other than claims involving any confidentiality covenant) shall be governed exclusively by the terms and provisions of this Article VII; provided, however, that the terms and provisions of this Article VII shall not preclude any Party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any confidentiality covenant in any Transaction Document or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage to such Party.

7.2 Arbitrators. In the event any claim for indemnification under this Agreement is brought by Seller or Buyer, or there is any other claim, controversy, dispute or disagreement between the Parties arising out of or related to any Transaction Document, and the Parties are unable to resolve such claim, controversy, dispute or disagreement within thirty (30) days after notice thereof is first delivered, the Parties agree to select arbitrators to hear and decide all such claims, controversies, disputes and disagreements under this Article VII. Seller shall select one arbitrator, and Buyer shall select one arbitrator. The two arbitrators so chosen shall then select a third arbitrator who is experienced in the matter or action that is the subject of such arbitration. Each of the arbitrators chosen shall be impartial and independent of both Parties. If either of the Parties fails to select an arbitrator within twenty (20) days after the end of such thirty-day period, or if the arbitrators chosen fail to select a third arbitrator within twenty (20) days, then any Party may in writing request the American Arbitration Association to select the arbitrators and, subject to this Article VII, such arbitrators shall hear all arbitration matters arising under this Article VII.

7.3 Applicable Rules.

(a) Each arbitration hearing shall be held in Houston, Texas. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. The decision of a majority of the arbitrators shall be reduced to writing and shall be final and binding on the Parties. Judgment upon the award(s) rendered by a majority of the arbitrators may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrators shall be shared equally by the Parties.

(b) The arbitration shall commence within thirty (30) days after the arbitrators are selected in accordance with the provisions of this Article VII, and the arbitrators shall render a decision within ninety (90) calendar days after commencement of the arbitration. In fulfilling their duties with respect to determining the amount of any claim for indemnification, the arbitrators may consider such matters as, in the opinion of the arbitrators, are necessary or helpful to make a proper valuation. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall add any interest factor reflecting the time value of money to the amount of any indemnification award, but in no event shall the arbitrators award any consequential, exemplary, punitive, multiple or other special damages.

(c) The decision of the arbitrators shall be final and binding on the Parties, and the Parties each covenant and agree not to file any lawsuit or other judicial proceeding in connection with any claim, controversy, dispute or disagreement between or the Parties arising out of or related to any Transaction Document (other than claims involving any confidentiality covenant), other than to compel arbitration proceedings or to enforce the award of a majority of the arbitrators.

(d) All privileges under Texas and federal law, including, without limitation, the attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

ARTICLE VIII

MISCELLANEOUS

8.1 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement or any other Transaction Document is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any Party hereto shall not constitute a waiver of the right to pursue other available remedies.

8.2 Parties Bound. Except to the extent otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, administrators, guardians, successors and permitted assigns. No other Person shall have any right, benefit or obligation hereunder, except that the Buyer Indemnitees and the Seller Indemnitees shall have the benefits of the indemnification rights set forth in Article VI, provided that they comply in all material respects with all terms and conditions thereof as if they were themselves parties to this Agreement.

8.3 Notices. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving Party at the following address:

If to Buyer, addressed to:

Varitek Industries, Inc.

16360 Park Ten Place, Suite 200

Houston, TX 77084

Attn: Henry Houston

Telecopy: (281) 599-1162

With a copy to:

Andrews & Kurth L.L.P.

600 Travis, Suite 4200

Houston, TX 77002

Attention: George C. Jones

Telecopy: (713) 220-4285

If to Seller, addressed to:

Cislunar Networks Corp.

P.O. Box 3794

Joplin, MO 64803-3794

Attention: Mark K. Sullivan

Telecopy: (417) 624-5756

A Party may change its address by notice to the other Party given in accordance with the provisions of this Section 8.3. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

8.4 Choice of Law. This Agreement shall be governed by, and the rights of the Parties construed, interpreted and determined in accordance with, the laws of the State of Texas.

The Parties agree that if any controversy or claim between or among them arising out of or related to this Agreement or any other Transaction Document results in litigation, the courts of Harris County, Texas or the courts of the United States of America located in Harris County, Texas shall have exclusive jurisdiction to hear and decide such controversy or claim, and the Parties hereby submit to the jurisdiction of such courts and agree not to object to the laying of venue in any such court on the ground of forum non conveniens or otherwise.

8.5 Entire Agreement; Amendments and Waivers. This Agreement, together with the other Transaction Documents and all Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except those set forth herein or in any other Transaction Document. No supplement, amendment, modification or waiver of this Agreement shall be binding unless it shall be specifically designated to be a supplement, amendment, modification or waiver of this Agreement and shall be executed in writing by both of the Parties. No waiver of any of any provision of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8.6 Assignment. Except as provided in Section 5.4(f), this Agreement may not be assigned by operation of law or otherwise without the prior written consent of both Parties; provided, however, that Buyer may assign all or a portion of its rights and obligations in this Agreement to an Affiliate of Buyer without the consent of Seller.

8.7 Attorneys’ Fees. Except as otherwise specifically provided herein, if any action or proceeding is brought by any party with respect to this Agreement or any other Transaction Document, or with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation or arbitration, including, without limitation, attorneys’ fees, to be paid by the losing party, in such amounts as may be determined by the court having jurisdiction of such action or proceeding or by the arbitrators deciding such action or proceeding.

8.8 Expenses. Except as provided in Section 8.7 of this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

8.9 No Tax Representations. Each Party acknowledges that it is relying solely on its advisors to determine the Tax consequences of the transactions and arrangements contemplated by this Agreement and the other Transaction Documents and that no representation or warranty has been made by any Party as to the Tax consequences of such transactions and arrangements.

8.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11 Headings, Gender and Number. The headings of the several Articles and Sections used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect the construction or interpretation of any provision of this Agreement. All provisions of this Agreement shall be enforced and construed as if no headings had been used in this Agreement. As used in this Agreement (including all Exhibits, Schedules and amendments hereto), each of the masculine, feminine and neuter gender and each of the singular and plural number shall be deemed to include the others whenever the context so requires.

8.12 Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof and shall be deemed to be severable from the others. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and all such remaining provisions shall remain in full force and effect; (b) such provision shall be deemed reformed to the extent necessary to conform to applicable law and to give maximum effect to the intent of the Parties; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.13 “Knowledge,” Etc. “To the knowledge,” “to the best knowledge,” or any similar phrase shall be deemed to refer to the knowledge of the shareholders, directors and officers of Seller or Buyer. An individual will be deemed to have “knowledge” of a particular fact or matter if: (a) such individual is actually aware of such fact or matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

ARTICLE IX

DEFINITIONS

9.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court or other Governmental Authority.

“Affiliate” shall mean, as to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies through the ownership of voting securities.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Applicable Environmental Laws” shall have the meaning set forth in Section 3.11(a) of this Agreement.

“Business Day” shall mean any calendar day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to be closed.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement.

“Buyer Indemnitee” shall have the meaning set forth in Section 6.2 of this Agreement.

“CERCLA” shall have the meaning set forth in Section 3.11(a) of this Agreement.

“Cislunar Ground Lease” shall have the meaning set forth in Section 5.1 of this Agreement.

“Closing” shall mean the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Damages” shall mean any and all Liabilities, losses, damages, demands, assessments, claims, costs and expenses, including, without limitation, interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminution of value, consequential damages, reasonable fees and expenses of attorneys, accountants and other professionals sustained or incurred in connection with the defense or investigation of any claim, demand, Action, suit or proceeding.

“Default” shall have the meaning set forth in Section 1.1 of the Loan Agreement.

“Effective Date” shall have the meaning set forth in the Preamble to this Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental, Tax and judgment liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Event of Default” shall have the meaning set forth in Article VII of the Loan Agreement.

“FCC” shall have the meaning set forth in Section D of Schedule 1.1.

“FCC Licenses” shall have the meaning set forth in Section D of Schedule 1.1.

“Field” means the provision of data broadcasting, private networking and Internet access services involving satellite transmission of data using the TCP/IP communications protocol, as limited:

(a) to the provision of such services by Seller solely to Seller’s current customers set forth on Schedule 5.4 attached hereto and their respective Affiliates;

(b) to the conduct of Seller’s business and operations in the ordinary course and consistent with Seller’s past practices as of the Effective Date; and

(c) with respect to each of Seller’s current customers set forth on Schedule 5.4 attached hereto and its Affiliates:

(i) to the kind and quality of such services acquired by such customer and its Affiliates from Seller as of the Effective Date;

(ii) to the application and use of such services by such customer and its Affiliates as of the Effective Date within the particular product and service (but not geographic) markets in which such customer and its Affiliates currently use such services; and

(iii) to the conduct of the business and operations of such customer and its Affiliates in the ordinary course and consistent with the past practices of such customer and its Affiliates as of the Effective Date.

“Final Order” shall mean an action or decision by the FCC as to which (a) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (d) no appeal is pending or in effect, including other administrative or judicial review, and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Governmental Authority” shall mean any nation or government, any foreign, United States, state, local or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnifying Party” shall have the meaning set forth in Section 6.5(a) of this Agreement.

“Indemnified Person” shall have the meaning set forth in Section 6.5(a) of this Agreement.

“Infringe” shall mean any act or condition that, in whole or in part, actually constitutes or is alleged to constitute Infringement.

“Infringement” shall mean any actual or alleged patent, copyright, trademark, trade secret or other intellectual property right infringement, any actual or alleged misappropriation or violation of any other proprietary right or any actual or alleged unfair competition.

“Intellectual Property Assets” shall have the meaning set forth in Section C of Schedule 1.1.

“Letter Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Liability” means any debt, obligation or other liability of any kind or character whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, choate or inchoate.

“License Agreement” shall have the meaning set forth in Section 5.3 of this Agreement.

“Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Material Adverse Effect” shall mean a material adverse effect upon any of (a) the ability of Seller to perform under the Transaction Documents; (b) the Purchased Assets; or (c) Buyer’s rights and remedies under this Agreement or the other Transaction Documents.

“Moonbeamer Satellite Router” shall mean that certain model of a satellite router designed, developed and marketed by Seller under the brand or mark “Moonbeamer,” that incorporates the functions of internet protocol satellite transceiver, router, caching proxy server, video-on-demand server, web server and email server in a single package.

“Moonbeamer Technology” shall have the meaning set forth in Section 5.4(e) of this Agreement.

“Niobrara” shall have the meaning set forth in Section 5.2 of this Agreement.

“Niobrara Office Lease” shall have the meaning set forth in Section 5.2 of this Agreement.

“Notice Period” shall have the meaning set forth in Section 6.5(a) of this Agreement.

“Obligations” shall have the meaning set forth under Section 1.1 of the Loan Agreement.

“Option” shall have the meaning set forth in the Recitals to this Agreement.

“Optioned Assets” shall have the meaning set forth in the Recitals to this Agreement.

“Outstanding Loan Amount” shall have the meaning set forth in the Recitals to this Agreement.

“Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Patent Assets” shall have the meaning set forth in Section B of Schedule 1.1.

“Person” shall mean an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an organization, an association, a business, a trust, a government or political subdivision thereof, a government agency or any other legal entity.

“Purchased Assets” shall have the meaning set forth in Section 1.1 of this Agreement.

“RCRA” shall have the meaning set forth in Section 3.11(a) of this Agreement.

“Requirement of Law” shall mean, as to any Person, the charter, articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Retained Assets” shall have the meaning set forth in Section 1.1 of this Agreement.

“Security Agreement” shall have the meaning set forth in Section 1.1 of the Loan Agreement.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Bankruptcy Event” shall mean any of the following: (a) The commencement of an involuntary proceeding or the filing of an involuntary petition seeking (i) liquidation, reorganization or other relief in respect of Seller, Seller’s debts or a substantial part of Seller’s assets under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Seller or for a substantial part of Seller’s assets, and in either case, such proceeding or petition continues undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered; (b) Seller voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or consents to the institution of, or fails to contest in a timely and appropriate manner, any such proceeding or petition; (c) Seller applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Seller or for a substantial part of Seller’s assets; (d) Seller files an answer admitting the material allegations of a petition filed against it in any of the foregoing proceedings; (e) Seller makes a general assignment for the benefit of creditors; (f) Seller takes any action for the purpose of effecting any of the foregoing; or (g) Seller becomes unable, admits in writing its inability to or generally fails to pay its debts as they become due.

“Seller Indemnitee” shall have the meaning set forth in Section 6.3 of this Agreement.

“Siricomm” shall have the meaning set forth in Section 5.4(f) of this Agreement.

“Solvent” shall mean, with respect to Seller, that the value of the assets of Seller (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of Liabilities (including contingent and unliquidated Liabilities) of Seller as of such date and that, as of such date, Seller is able to pay all Liabilities of Seller as such Liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

“Sullivan” shall mean Mark K. Sullivan, an individual residing in Missouri.

“Tax” and “Taxes” shall mean means all taxes, charges, fees, premiums, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income taxes, franchise or capital stock taxes, sales taxes, use taxes, gross receipts taxes, real or personal property taxes, excise taxes, transfer taxes, payroll, withholding, social security or other taxes (including taxes or premiums for unemployment insurance or similar governmental impositions), including any interest, penalties or additions attributable thereto.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Term Note” shall have the meaning set forth in Section 2.2 of the Loan Agreement.

“Transaction Documents” shall mean this Purchase Agreement and each other document and instrument executed and delivered at the Closing.

“Transfer Taxes” shall have the meaning set forth in Section 1.5(a) of this Agreement.

“Varitek Ground Lease” shall have the meaning set forth in Section 5.1 of this Agreement.

“Varitek Office Sublease” shall have the meaning set forth in Section 5.2 of this Agreement.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be duly executed as of the date first above written.

CISLUNAR NETWORKS CORP.

By:	/s/ Mark K. Sullivan
Name:	Mark K. Sullivan
Title:	President

VARITEK INDUSTRIES, INC.

By:	/s/ Henry Houston
Name:	Henry Houston
Title:	Vice President of Finance/CFO